Exhibit 99.1

Proguard Acquisition Corp.

August 14, 2012

CEO letter to shareholders

Dear fellow shareholders,

I am very pleased to be writing you and sharing a great milestone that we have achieved. The directors of Proguard Acquisition Corp (formally Random Source, Inc.) have successfully and timely filed our first quarterly report for the period ended June 30, 2012 after our recent reverse merger.  A copy of the report is available on the SEC’s website at www.sec.gov.  The other directors and I feel that we have managed most hurdles and obstacles that a new team could face transitioning from a private to a public company exceptionally well. Our board remains to be committed to this learning process.

I would also like to share with you some of the corporate milestones we have achieved year to date. We have focused on clearing up our balance sheet and have paid in full a good portion of our higher interest debt. In addition, we have focused on some of the legacy expenses from two acquisitions and feel that most of these operational expenses are behind us.  As you know, we may still have some places we can scale and we will continue to focus scaling these departments as we close out the year.

Our flagship project remains the rebuild, redesign and reinvent project of the asset we acquired in October of 2011 (www.superwarehouse.com). We are engaged in a complete redesign of the backend accounting and customer databases of Hinson Office Supply and Superwarehouse to mirror Random Sources’ which we expect to complete in the fourth quarter of 2012.  Once the system integration is complete, it will permit us to complete an integration of the three businesses into one seamless organization permitting us to reduce redundant administrative and advertising costs.  Our new open platform web site which we also expect to launch in the fourth quarter of 2012 will enable us to expand Superwarehouse’s product offerings to a full line of general business products, including office supplies, furniture, janitorial and break room products along with the toner products.  We have elected to launch this project on beginning date of the fourth quarter of 2012 rather than mid-third quarter. This was a board decision based upon our CFO’s recommendation against changing our accounting system mid quarter. This new schedule has also given us more time to prepare for unforeseen challenges we may face with a new web tool. Our staff is extremely excited and motivated and we expect a great reaction from our customers.

One of the current challenges we are facing today are changes in the way the School Board of Broward County places orders. Our Hinson Office Supply subsidiary is an approved vendor of the School Board.  Recent changes to the bylaws and a decrease in administrative assistance has forced this department to “piggy back” a state contract for educational purchasing. While each school still has the right to use internal funds, private funds and purchasing card funds from a approved vendor, we do not know how the full impact of how this change will affect our business, and it is possible that our revenues from sales to these customers will be impacted in future periods. Although we believe that the relationship our Hinson Office Supply team has with the individual school purchasers is second to none and, that because of this relationship the impact may not be as material to us as some other vendors, until sometime has lapsed we cannot predict with any certainty how this change will impact our company.

Our bottom line focus is, and will continue to be, our bottom line. Our top line revenues have continued to have exceptional growth in Q1 and Q2 2012.  We recognize we must increase the bottom line and are committed to doing so.

We are selling a commodity product. Generally, the market dictates our margins plus or minus some relationship room. Once we launch our flagship project and fulfill all technical obligations, we will continue our search for higher margin products and services so that we can be a one stop shop for business needs and hopefully increase and outperform industry margins.

As I like to do from time to time, I will continue to give you updates. I am excited about everything we have on our plate and appreciate your continued support of our company.

Sincerely,

/s/ David Kriegstein
David Kriegstein
President and Chief Executive Officer